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                      March 12, 2021

       Nasrat Hakim
       Chief Executive Officer
       Elite Pharmaceuticals Inc.
       165 Ludlow Avenue
       Northvale, New Jersey 07647

                                                        Re: Elite
Pharmaceuticals Inc.
                                                            Form 10-K for
fiscal year ended March 31, 2020
                                                            Filed June 29, 2020
                                                            File No. 001-15697

       Dear Mr. Hakim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences